Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
General
The common stock to purchase common stock of MP Materials Corp. (the “Company”) are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The following summary is not intended to be a complete discussion of the rights of the holders of the Company’s common stock and is qualified in its entirety by reference to the Delaware General Corporation Law and the various documents of the Company that is referred to in this summary, as well as reference to the Second Amended and Restated Charter and Amended and Restated Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this exhibit is a part (the “Annual Report”).
Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Annual Report.
Authorized Capital Stock
The Second Amended and Restated Certificate of Incorporation authorizes the issuance of 500,000,000 shares of capital stock, consisting of (i) 450,000,000 shares of common stock, consisting entirely of 450,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share.
As of December 31, 2021, there were 177,816,554 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders.
Dividends
Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under the Second Amended and Restated Certificate of Incorporation, holders of the Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
The Second Amended and Restated Charter provides that subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Common Stock will be entitled to share ratably in all the remaining assets of the Company available for distribution to its stockholders.
Preemptive or Other Rights
Under the Second Amended and Restated Certificate of Incorporation, the Company’s stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to the Common Stock.
Number and Election of Directors
Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company’s Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed to Class I and Class II) serving a three-year term. The term of office of the Class II directors will expire at the 2022 annual meeting of the stockholders of the Company. The term of office of the Class III directors will expire at the 2023 annual meeting of the stockholders of the Company. The term of office of the Class I directors will expire at the 2024 annual meeting of the stockholders of the Company.
Under the Second Amended and Restated Certificate of Incorporation, there is no cumulative voting with respect to the election of directors, and directors of the Company are elected by a plurality of the votes cast at a meeting of the Company’s stockholders by holders of Common Stock.
Preferred Stock
Our Second Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
Provisions of the DGCL and our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control the Company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Company’s Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of tour Common Stock.
Business Combinations
The Company has opted out of Section 203 of the DGCL; however, the Second Amended and Restated Certificate of Incorporation contains provisions that are substantially similar to Section 203 of the DGCL. These provisions prevent the Company, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions do not apply if:
•the Company’s Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares of Common Stock; or
•on or subsequent to the date of the transaction, the business combination is approved by the Company’s Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
In addition, our Second Amended and Restated Certificate of Incorporation provide for certain other provisions that may have an anti-takeover effect:
•There is no cumulative voting with respect to the election of directors.
•Our Board is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances.
•Directors may only be removed from the board of directors for cause.
•A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.
•A prohibition on stockholders calling a special meeting and the requirement that a meeting of the stockholders may only be called by members of our Board, by our Chief Executive Officer or by our Chairman, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
•Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board:
Under the terms of the Second Amended and Restated Certificate of Incorporation, the Company’s Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed to Class I and Class II) serving a three-year term. The term of office of the Class II directors will expire at the 2022 annual meeting of the stockholders of the Company. The term of office of the Class III directors will expire at the 2023 annual meeting of the stockholders of the Company. The term of office of the Class I directors will expire at the 2024 annual meeting of the stockholders of the Company. Members of the Company’s Board will be elected by a plurality of the votes cast at each annual meeting of the stockholders of the Company. Directors will be elected by a plurality of the votes cast at a meeting of the stockholders by holders of our Common Stock. So long as the Company’s Board is classified, it would take at least two elections of directors for any individual or group to gain control of the Company’s Board. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.
Advance notice requirements for stockholder proposals and director nominations
Our Amended and Restated Bylaws provide that stockholders seeking to bring business before the annual meeting of the stockholders, or to nominate candidates for election as directors at the annual meeting of the stockholders of the Company must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the stockholders of the Company from bringing matters before our annual meeting of the stockholders or from making nominations for directors at our annual meeting of the stockholders.
Exclusive Forum
The Second Amended and Restated Certificate of Incorporation provides that unless the Company consents to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of the Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to the Company or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Additionally, the Second Amended and Restated Certificate of Incorporation will also provide that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the United States federal securities laws, including the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in the Second Amended and Restated Certificate of Incorporation; however, there is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act. Additionally, investors cannot waive the Company’s compliance with federal securities laws and the rules and regulations thereunder.
3